Traditional IRA Disclosure Statement
and Custodial Account
agreement


Grand Prix Funds, Inc.
P.O. Box 1177
Milwaukee, Wisconsin 53201-1177
Telephone: 1-800-432-4741

     For Fund information, prices,
literature, account balances and other information about your Grand Prix Funds account, call 1-800-432-
4741.

     Please note that the Custodial Account, model IRS
Form 5305-A (Rev. January 1998), has not been updated yet to reflect recent changes in the law due to the Internal Revenue Service Restructuring and Reform Act of 1998 (the "1998 Act"), which was enacted on July 22,
1998. However, the Disclosure Statement has been updated to reflect those provisions of the 1998 Act that affect Traditional IRAs.

Grand Prix Funds Prospectus

Contents

Disclosure Statement     1
Power to Revoke     1
Legal Requirements with Respect to Your Traditional IRA
1
Tax Treatment of Contributions to Your Traditional IRA
2
Tax Treatment of Distributions from Your Traditional
IRA  4
Tax Status of Your Traditional IRA  4
Limits on Contributions to Your Traditional IRA   4
Spousal IRA    4
Simplified Employee Pension ("SEP") Plan     5
Rollover  5
Rollover Contributions and Tax-Free Transfers      5
Excess Contributions     6
Use of Your Custodial Account as Security for a Loan
7
Prohibited Transactions  7
Effect of Divorce or Legal Separation    8
Withdrawals Prior to Age 59 1/2     8
Minimum Distributions Required Starting at Age 70 1/2
9
Excise Tax for Failure to Meet Minimum Distribution
Requirements    9
Designation of a Beneficiary or Beneficiaries     9
Distributions Following Death of Depositor    10
Custodian to Assume Depositor is Calendar Year Taxpayer
Unless Otherwise Informed     10
Custodian Not Legal Adviser or Tax Counselor _
Depositor Should Consult Own Adviser    10
Investment of Custodial Account    11
Financial Guarantees and Projections    11
Custodian Not Liable     11
Termination of This Custodial Account    11
Duty to File Tax Returns  11
Internal Revenue Service Approval  12
Additional Information    12
Ministerial Agent   12
Annual Schedule of Fees  12
Custodial Account    13
Article I  13
Article II      13
Article III     13
Article IV      14
Article V  16
Article VI      16
Article VII     16
Article VIII    16
  Section 1 - Investment of Custodial Account      16
  Section 2 - Beneficiary Designations   18
  Section 3 - Miscellaneous     20

Grand Prix Funds, Inc.

Traditional IRA Disclosure Statement

Power to Revoke

     For a period of seven (7) days following the date on which you enter into an IRA Custodial Agreement with UMB Bank, n.a. ("UMB"), you have the right to revoke the custodial account. To effect revocation, please write or call Grand Prix Funds, Inc., P.O. Box 1177,
Milwaukee, WI 53201-1177 or 1-800-432-4741. In the
event notice is mailed, the postmark date (or date of certification or registration, if sent by certified or registered mail) will be deemed the date of delivery, provided that normal mailing procedures are followed.
If you revoke your custodial account, you are entitled to a return of the entire amount deposited to your custodial account without reduction for any fees, expenses or commissions and without any adjustment for any investment gain or loss.

Legal Requirements with Respect to Your Traditional IRA

     Current tax law requires that your Custodial
Agreement be in writing and that it contain the following provisions.

1. All contributions must be in the form of cash and cannot be in excess of the lesser of your compensation or $2,000 per year, unless the contribution is a rollover contribution as defined in the Internal
Revenue Code. Employer contributions to a Simplified
Employee Pension plan may exceed the limitations applicable to individuals.

2. The Custodian must be a bank such as UMB, or other institution (or person) that has satisfied the Secretary of the Treasury that it is able to administer your custodial account in accordance with tax laws.

3. None of the funds of your custodial account may be invested in life insurance contracts.

4. Your interest in the balance of the custodial account cannot be forfeited.

5. With the exception of investments in a common trust fund or common investment fund such as a mutual fund, none of your custodial account assets may be commingled.

6. Distribution of your interest in the custodial account must begin no later than the April 1 next following the year in which you attain age 70 1/2. Any balance in the custodial account at that time must be distributed to you in a lump sum or commence to be paid in a series of payments which do not exceed your life expectancy or the joint and survivor life expectancies of yourself and your designated beneficiary. However, you may increase withdrawals. If you should die prior to receiving the entire custodial account, the balance must be distributed to your beneficiary in accordance with Treasury Department regulations (unless the beneficiary is your spouse and elects to treat the custodial account as his or her own IRA).

7. You may not invest the assets of your IRA in collectibles (within the meaning of IRC Section
408(m)). A collectible is defined as any work of art, rug or antique, metal or gem, stamp or coin, alcoholic beverage or other tangible personal property specified by the Internal Revenue Service ("IRS"). However, specially minted United States gold and silver bullion coins and certain state-issued coins are permissible investments. Beginning January 1, 1998, platinum coins and certain gold, silver, platinum or palladium bullion
(as described in IRC Section 408(m)(3)) are also permitted as IRA investments.

Tax Treatment of Contributions to Your Traditional IRA

     Without regard to qualifying rollover
contributions or to contributions made by your employer to a Simplified Employee Pension plan, under present tax law, you are permitted to make an annual contribution to your custodial account in any amount up to the lesser of your compensation or $2,000
("applicable limit"). Such annual contributions may be made anytime during the year (and up to your tax return due date for the taxable year, not including extensions).
     Eligible taxpayers who are not covered by an employer-sponsored retirement plan can continue to deduct the entire contribution up to the applicable limit. However, for an individual who is an active participant in an employer-sponsored retirement plan, the contributions may be totally deductible, partially deductible, or not deductible depending on the taxpayer's adjusted gross income ("AGI"). If your AGI is lower than the bottom of the range in the chart below, you may deduct your entire contribution, up to the applicable limit. When your AGI falls within the range, you must calculate the deductible portion of your contribution. When your AGI exceeds the top of the range, none of your contribution is deductible.
See examples below.


Limitations on Allowable Deductions by AGI

                                             Married Filing
                                          Jointly: Individual    Married Filing
                          Single Filer:    is Nonactive but   Jointly: Individual  Married
Tax        Single Filer:     Active          Spouse is Active      is Active        Filing
Year        Nonactive     Participant          Participant        Participant     Separately
1997        No AGI        $25-$35,000         $ 40-$ 50,000      $40-$ 50,000     $0-$10,000
1998        Limitation    $30-$40,000         $150-$160,000      $50-$ 60,000
1999                      $31-$41,000                            $51-$ 61,000
2000                      $32-$42,000                            $52-$ 62,000
2001                      $33-$43,000                            $53-$ 63,000
2002                      $34-$44,000                            $54-$ 64,000
2003                      $40-$50,000                            $60-$ 70,000
2004                      $45-$55,000                            $65-$ 75,000
2005                      $50-$60,000                            $70-$ 80,000
2006                      $50-$60,000                            $80-$100,000
2007                      $50-$60,000                            $80-$100,000


on

The deductible portion of your IRA contribution is calculated using the following formula:

For single filer active participant:

(Highest number in the range of AGI bracket - Adjusted
Gross Income) x $2,000
$10,000

Example: Assume your AGI is $35,000 for 1998. Your maximum deductible contribution is $1,000. This is calculated as follows: $40,000 less $35,000 which equals $5,000. $5,000 divided by $10,000 equals 50%.
50% times $2,000 is the deductible amount allowed.

For joint filer active participant:

(Highest number in the range of AGI bracket - Adjusted
Gross Income) x $2,000
$10,000

($20,000 in the case of a joint return for a taxable year beginning after December 31, 2006.)

Example: Assume your AGI is $56,000 for 1998. Your maximum deductible contribution is $800. This is calculated as follows: $60,000 less $56,000 which equals $4,000. $4,000 divided by $10,000 equals 40%.
40% times $2,000 is $800.

The examples are for illustration only. Please consult your tax advisor for calculating your deductible amount.

Tax Treatment of Distributions from Your Traditional
IRA

     Amounts distributed to you from the custodial account (except for refunds of certain excess contributions and non-deductible contributions which are discussed below) will be taxable as ordinary income in the year received. The benefits of capital gain treatment and 5-year and 10-year forward averaging (now being phased out) which may apply to distributions from your employer's qualified retirement plan, are not available with respect to distributions from your custodial account. Distributions of non-deductible contributions are not taxable. If you have made non-deductible contributions to an IRA, then distributions from the IRA will be excluded from tax in the proportion that all non-deductible contributions to your IRAs bear to the aggregate balances of all your IRAs at the end of the year of distribution. All distributions are subject to federal income tax withholding requirements unless the recipient elects not to have withholding apply by written notice to the Custodian at the time such distribution is requested.

Tax Status of Your Traditional IRA

     The funds in your IRA are not subject to income tax until distributed to you. The earnings accumulate on a tax-deferred basis to compound the growth of your custodial account.

Limits on Contributions to Your Traditional IRA

     Except in the case of a rollover contribution, during any year the maximum contribution you can make is $2,000 or 100% of your compensation, whichever is less. For purposes of determining the amount of your contributions, "compensation" means wages, commissions, salaries, tips, professional fees, bonuses and other amounts you receive for providing personal services.
Alimony is also treated as compensation which you may contribute to your IRA. No contributions can be made in the year that you attain age 70 1/2 or subsequent years.

Spousal IRA

     If your spouse is employed, he or she can establish his or her own IRA subject to the same rules that apply to your IRA. If you file a joint return with a spouse whose compensation for the taxable year is less than yours, the maximum contribution amount is the lesser of $4,000 or 100% of the total compensation of you and your spouse for the year. In such case the amount contributed can be divided between your IRA and the spousal IRA in any manner you desire, provided that no more than $2,000 can be contributed to either IRA.
No contributions may be made to a spousal IRA during or after the year in which the spouse reaches age 70 1/2.
However, if you are ineligible to make contributions to your own IRA because of age, you may (if you have sufficient compensation) nevertheless make contributions of up to $2,000 to an IRA for your spouse if he or she has not reached age 70 1/2.

Simplified Employee Pension ("SEP") Plan

     An IRA may also be used in connection with a SEP plan established by your employer (or by you if you are self-employed). Under a SEP plan, your employer may make a contribution to your IRA, and an IRA for all other eligible employees, of up to 15% of compensation up to $160,000 (as indexed for inflation) or $30,000, whichever is less, for 1998. Refer to IRS Publications
560 and 590 or IRS Form 5305-SEP. It is your responsibility and that of your employer to see that contributions are made under and in accordance with a valid SEP plan. Specific limit amounts can be found in the instructions for Form 5305-SEP.

Rollover

     If your custodial account represents a rollover from a pension or profit-sharing plan qualified under IRC Section 401(a), you should not make non-rollover additional contributions to the same account if you desire to preserve its eligibility for future rollover to another qualified plan. Similarly, if your custodial account represents a rollover from an IRC Section 403(b) annuity or custodial account, you should not make non-rollover additional contributions to the same account if you desire to preserve its eligibility for future rollover to another IRC Section 403(b) annuity or custodial account. A rollover IRA is eligible to accept future rollover contributions. In addition, you may establish another IRA to which non-rollover annual cash contributions may be made.

Rollover Contributions and Tax-Free Transfers

     A rollover contribution is a contribution to your IRA of cash and/or property other than cash which you received as a distribution from another IRA or as a qualified distribution from an IRC Section 403(b) annuity, or a qualified employer-sponsored retirement plan, such as a profit-sharing plan, 401(k) plan, or ESOP, etc. In the case of a tax-free transfer, the transfer is made directly between the fiduciaries, that is, the trustees, custodians etc., of the IRAs and/or the qualified plan, as the case may be.
If you receive a distribution from another IRA you may make a tax-free rollover contribution of all or part of the assets you receive to your IRA, provided that you complete the rollover within 60 days of the date you receive the distribution. You may make only one such rollover during any 12-month period. A direct transfer from the trustee or custodian of another IRA to your IRA may be made without regard to the 12-month limitation applicable to IRA rollovers.

     If you receive a distribution from your employer's qualified retirement plan, or an IRC Section 403(b) annuity or custodial account, you may be eligible to make a rollover contribution to your IRA of all or part of the distribution, less the amount of any non-deductible contributions to the plan. Most distributions, with the notable exceptions of installments paid over a ten or more year period, minimum distribution amounts received after age 70 1/2, and hardship distributions made after December 31, 1998 from Section 401(k) plans or Section 403(b) annuities or custodial accounts, are eligible for rollover. The rollover contribution must be made within 60 days of the date you receive the distribution. If the distribution included property other than cash, the property itself (or the proceeds from its sale) must be included in the rollover contribution to the extent possible, before any cash received in the distribution may be included.

     In order to avoid 20% federal income tax withholding on the amount distributed from the qualified retirement plan or IRC Section 403(b) annuity or custodial account, you should direct that the distribution be transferred to your IRA in a "direct rollover." You should receive information about the "direct rollover" option from your plan administrator prior to distribution of your account.

Excess Contributions

     An excess contribution is any contribution amount which exceeds your contribution limit, excluding rollover and direct transfer amounts. In addition, any contributions that are made to an IRA for the year in which the IRA owner reaches age 70 1/2, or for any later year, are considered excess contributions. If excess contributions are made to your account in any year and the excess (including income attributed to that excess) is withdrawn prior to the due date for your tax return for that year (including extensions), no excise tax will be imposed on the amount contributed. Income attributed to such excess contributions refunded is taxable, and may be subject to a 10% additional income tax.

     If the withdrawal of excess contributions occurs after the due date for your tax return (including extensions), a 6% cumulative excise tax will be imposed on the excess. Excess contributions left in the account and applied to a later tax year's contributions are still subject to the 6% excise tax and will continue to remain so until the excess has been corrected. A further 10% additional income tax will be imposed upon the withdrawn excess amount if a deduction was allowed for the excess contribution and the total contributions for the year exceeded the maximum deductible amount, unless you have reached age
59 1/2 or are disabled by the time of the withdrawal.

Use of Your Custodial Account as Security for a Loan

     You may not pledge any part of your custodial account as security for a loan. If you use all or any part of your custodial account as security for a loan, the portion used for that purpose is treated as though it were distributed to you and you must include that amount in your gross income for the year in which that transaction takes place. If the pledge occurs prior to your attaining age 59 1/2, an additional income tax equal to 10% of the amount included in your taxable income is added to your tax liability.

Prohibited Transactions

     Tax laws also prohibit certain other transactions between a "Disqualified Person" and your custodial account. A "Disqualified Person" includes UMB, you, a beneficiary of your custodial account, members of your family or of a beneficiary's family or any business or trust in which a controlling interest is held by any of these individuals. The prohibited transactions are as follows:

1. Sale or exchange or leasing of property between your custodial account and a Disqualified Person;

2. Lending of money or other extension of credit between your custodial account and a Disqualified
Person;

3. Furnishing of goods, services or facilities between your custodial account and a Disqualified Person;

4. Transfer to or use by or for the benefit of a Disqualified Person of the income or assets of your custodial account;

5. Any act by a Disqualified Person who is a fiduciary whereby he or she deals with the income or assets of your custodial account in his or her own interest or for his or her own account; or

6. Receipt of any consideration for his or her own personal account by any Disqualified Person who is a fiduciary from any party dealing with your custodial account in connection with a transaction involving the income or assets of the account.

If either you or your beneficiary engages in a prohibited transaction, your IRA will lose its tax exemption, and its full value will be added to your other taxable income for the year in which the transaction takes place. If any of these transactions occurs prior to your attaining age 59 1/2, an additional income tax equal to 10% of the amount included in your taxable income is added to your tax liability.

Effect of Divorce or Legal Separation

     The general rule is that the Depositor will be liable for income tax and any penalties on any amount distributed from his or her IRA to meet the obligation specified in a divorce decree or legal separation agreement. However, the transfer may be structured so as to avoid taxation to the Depositor if the requirements of IRC Section 408(d)(6) are met. Those requirements are:

1. A written court order clearly specifying the amount to be transferred into an IRA of the spouse or former spouse; and

2. (a) A direct transfer of the funds to the IRA of the spouse or former spouse;
   (b) Changing the name on the IRA from your name to the name of your spouse or former spouse; or
   (c) Making a rollover of IRA assets from your IRA to the IRA of your spouse or former spouse.

Withdrawals Prior to Age 59 1/2

     You may make withdrawals from your IRA at any time. However, amounts withdrawn (except for the return of non-deductible contributions) are includible in your taxable income for the year of withdrawal. If you have not yet reached age 59 1/2 when a withdrawal is made, a 10% additional income tax must be paid on the amount withdrawn, unless one of the exceptions described below applies. After age 59 1/2, you may make such withdrawals as you wish, free of any additional income tax. Until you reach age 70 1/2 you are not required to make a withdrawal. A withdrawal from your IRA before you reach age 59 1/2 will not be subject to the additional income tax if it is made on account of your permanent and total disability, death, a qualifying rollover, a direct transfer, the timely withdrawal of an excess contribution, to pay for medical expenses incurred by you, your spouse or your dependent to the extent that the medical expenses exceed 7.5% of your adjusted gross income, in certain situations, to pay for medical insurance premiums if you are unemployed, or if the distribution is a part of a series of substantially equal periodic payments made (at least annually) over your life (or life expectancy) or the joint lives (or joint life expectancies) of you and your beneficiary. For tax years beginning after December 31, 1997, the exception from the early withdrawal penalty is expanded to apply to withdrawals for qualifying post-secondary education expenses for yourself, your spouse, your (or your spouse's) children or grandchildren, as well as for a qualifying first home purchase for yourself, your spouse, your (or your spouse's) children or grandchildren, or your (or your spouse's) parents (limited to a lifetime maximum of $10,000). Also, the early withdrawal penalty does not apply to distributions made from your IRA after December 31, 1999 on account of an IRS levy.

Minimum Distributions Required Starting at Age 70 1/2

     You must begin withdrawals from your IRA by the April 1 of the year next following the year in which you reach age 70 1/2. With respect to the year during which you reach age 70 1/2, and each subsequent year, you must withdraw at least an amount sufficient to cause the entire balance of your IRA to be distributed over your remaining life expectancy or the joint life expectancies of you and your designated beneficiary, determined by actuarial tables. If you elect to receive your first required distribution between January 1 and April 1 following the year in which you reach age 70 1/2, you must receive a second required distribution prior to the end of that year.

     You may choose (within the limits set forth in the IRS distribution rules) how you want your required minimum distributions structured. You must make your payment election no later than the April 1 of the year next following the year in which you reach age 70 1/2.

     If you name someone other than your spouse as your beneficiary, and your beneficiary is more than ten years younger than you, your required minimum distributions must also satisfy the Minimum
Distribution Incidental Benefit rule (which calculates your distributions as if your beneficiary were exactly ten years younger than you).

Excise Tax for Failure to Meet Minimum Distribution
Requirements

     If the amount distributed to you with respect to any year in which you are at least age 70 1/2 is less than the minimum required distribution, an excise tax of 50% of the difference between the actual distribution and the minimum required distribution will be imposed upon the payee of such distribution.

Designation of a Beneficiary or Beneficiaries

     You have the right to designate one or more beneficiaries to whom your custodial account, or any undistributed portion thereof, is to be paid in the event of your death. You may also at any time revoke a prior beneficiary designation and, if desired, designate different individuals as beneficiaries.

     You may designate your beneficiary(ies) on the IRA
Application, or on a form acceptable to the Custodian.
Write or call Grand Prix Funds, Inc., P.O. Box 1177,
Milwaukee, WI 53201-1177 or 1-800-432-4741.

     In the absence of a valid beneficiary designation, the Custodian will make distribution of any death benefit to your surviving lawful spouse; but, if none, then to your surviving natural and adoptive children in equal shares; but, if none, then to the personal representative of your estate. Notwithstanding the foregoing sentence, the Custodian may, in any case where reasonable doubt exists as to the proper course of action, request instructions from a court of competent jurisdiction. All costs and expenses
(including time expended by the Custodian) in such cases will be charged against your custodial account.

Distributions Following Death of Depositor

     As a general rule, the entire balance of the IRA must be distributed to beneficiaries by December 31 of the year in which the 5th anniversary of the Depositor's death occurs. If this rule is violated, an excise tax equal to 50% of the undistributed balance will be imposed. There are three exceptions to the general rule: (1) If the Depositor's designated beneficiary is the surviving spouse of the Depositor, such spouse may elect to treat the Depositor's IRA as his or her own
IRA, and in that case, the five-year limitation will not apply; (2) Where installment payments have commenced over the life expectancies of the Depositor and designated beneficiary before the Depositor's death, then payments will continue to the surviving beneficiary at a rate at least as rapidly as in effect at the time of the Depositor's death, and the five-year limitation will not apply. In such case, the surviving beneficiary has the same right to designate beneficiaries as the Depositor had while living. (The five-year limitation will apply to distributions to any such second-level beneficiaries.) (3) If the Depositor dies before his or her required beginning date (that is, the April 1 of the year next following the year in which he or she reaches age 70 1/2) and the designated beneficiary elects that the account balance be distributed in substantially equal payments over his or her life expectancy, the beneficiary must make this election and commence distributions by December 31 of the year following the year of the Depositor's death
(distributions need not commence for a surviving spouse beneficiary until December 31 of the year the Depositor would have attained age 70 1/2).

Custodian to Assume Depositor is Calendar Year Taxpayer
Unless Otherwise Informed

     Unless and until specifically notified that you file your federal income tax returns on another basis, the Custodian will assume for all purposes, including the preparation and furnishing of accounting statements, reports, etc., that such tax returns are filed on a calendar year basis.

Custodian Not Legal Adviser or Tax Counselor _
Depositor Should Consult Own Adviser

     UMB and its ministerial agent expressly disclaim any right, duty, authority or responsibility to furnish legal or tax advice respecting any matter or matters concerning or relating to your custodial account including, but not limited to, present or future federal income tax consequences to you or others which may arise or result from the establishment or maintenance of your custodial account, the selection of payment options, beneficiaries and any other matter whatsoever. You are advised and encouraged to consult with professional counsel of your own selection respecting all such matters.

Investment of Custodial Account

     Your custodial account may be invested only in accordance with your direction in the Grand Prix Funds or any other mutual fund designated by Grand Prix as a permissible investment alternative. None of the funds held in your custodial account may be used to purchase life insurance.

Financial Guarantees and Projections

     The value of your custodial account at any point in time will, of course, depend upon the then current market value of the investments, retained investment earnings, if any, etc. No guarantees or projections of any nature concerning earnings rates or future security values are made.

Custodian Not Liable

     The Custodian and its ministerial agent have no responsibility or liability for any losses or expenses relating to any investment or to the sale or exchange of any asset of your custodial account.

Termination of this Custodial Account

     The Custodian may resign at any time upon 60 days' written notice to you, and may be removed by you at any time upon 60 days' written notice. In either such event you must appoint a qualified successor trustee or qualified custodian to whom the Custodian, upon receipt of written acceptance of the appointment, shall transfer the assets (less any amounts deemed necessary for payment of fees, costs or expenses) and records of your custodial account.

Duty to File Tax Returns

     In any year in which you incur liability for an excise tax or additional income tax by reason of making excess contributions, by making early withdrawals
(premature distributions), or by failure to withdraw the minimum amount from your custodial account, you are obligated to file Internal Revenue Service Form 5329,
"Return for Individual Retirement Arrangement Taxes" with your Form 1040 at the time it is filed. Deductible contributions in any year are reported on your Form
1040. Non-deductible contributions must be reported on Form 8606.

Internal Revenue Service Approval

     The Individual Retirement Custodial Agreement is comprised of eight articles. The first seven articles constitute Internal Revenue Service Form 5305-A (REV.
January, 1998) "Individual Retirement Custodial
Account." Under Treasury Department regulations, custodial accounts which use the provisions of this Form are considered to meet the requirements of the Internal Revenue Code. The addition of Article VIII by
UMB does not negate the approved status of the model form. The Individual Retirement Custodial Agreement, on
IRS Form 5305-A, has been approved as to form by the Internal Revenue Service. However, in approving the form, the IRS does not consider the investment merits of the program.

Additional Information

     Additional information about individual retirement accounts is contained in IRS Publication 590, which can be obtained from the office of the District Director of Internal Revenue.

Ministerial Agent

     If the Custodian is UMB Bank, n.a., Sunstone
Investor Services, LLC shall be the ministerial agent for the Custodian in the performance of any ministerial duties delegated to it by the Custodian. If any other bank or entity is the Custodian, then Sunstone Investor
Services, LLC shall not be the ministerial agent for any duties of the Custodian unless it agrees to in writing with the other Custodian.

Annual Schedule of Fees

     The Custodian will charge the following fees for servicing your
IRA account:

Annual maintenance fee   $15
Distribution (including rollover or direct transfers)
$15
Refund of excess contribution $15
Any outgoing wire transfer    $10

     The annual maintenance fee will be deducted from your custodial account unless otherwise paid by you.
The charge for refund of excess contributions will be deducted from your custodial account at the time of the refund. These fees are subject to change.

Traditional IRA Custodial Account

     This Agreement is made between UMB Bank, n.a., as Custodian or its successor (hereinafter referred to as "Custodian") and the individual whose name appears on the IRA Application or other Adoption Agreement
(hereinafter referred to as "Depositor"). If the Depositor has previously adopted this Individual
Retirement Custodial Account ("IRA") in any earlier form, by signature to the IRA Application, he or she adopts the amended IRA in the form as hereby restated.
     The Depositor is establishing (or adopting an amendment to) an individual retirement account (under
Section 408(a) of the Internal Revenue Code) to provide for his or her retirement, and for the support of his or her beneficiaries after death. The Custodian has given the Depositor the disclosure statement required under Regulations Section 1.408-6. Unless this
Agreement is adopted for an existing IRA, the Depositor has made an initial cash contribution to the IRA concurrently with the execution of the IRA Application or other Adoption Agreement. The Depositor and
Custodian make the following agreement:

Article I

     The Custodian may accept additional cash contributions on behalf of the Depositor for a tax year of the Depositor. The total cash contributions are limited to $2,000 for the tax year unless the contribution is a rollover contribution described in
Section 402(c), 403(a)(4), 403(b)(8), 408(d)(3),
or an employer contribution to a simplified employee pension plan as described in Section 408(k).

Article II

     The Depositor's interest in the balance of the custodial account is nonforfeitable.

Article III

1. No part of the custodial funds may be invested in life insurance contracts, nor may the assets of the custodial account be commingled with other property except in a common trust fund or common investment fund
(within the meaning of Section 408(a)(5)).

2. No part of the custodial funds may be invested in collectibles (within the meaning of Section 408(m)), except as otherwise permitted by Section 408(m)(3), which provides an exception for certain gold, silver, and platinum coins, coins issued under the laws of any state, and certain bullion.

Article IV

1. Notwithstanding any provision of this agreement to the contrary, the distribution of the Depositor's interest in the custodial account shall be made in accordance with the following requirements and shall otherwise comply with Section 408(a)(6) and Proposed
Regulations Section 1.408-8, including the incidental death benefit provisions of Proposed Regulations
Section 1.401(a)(9)-2, the provisions of which are incorporated by reference.

2. Unless otherwise elected by the time distributions are required to begin to the Depositor under paragraph
3, or to the surviving spouse under paragraph 4, other than in the case of a life annuity, life expectancies shall be recalculated annually. Such election shall be irrevocable as to the Depositor and the surviving spouse and shall apply to all subsequent years. The life expectancy of a nonspouse beneficiary may not be recalculated.

3. The Depositor's entire interest in the custodial account must be, or begin to be, distributed by the Depositor's required beginning date, April 1 following the calendar year end in which the Depositor reaches age 70 1/2.
By that date, the Depositor may elect, in a manner acceptable to the Custodian, to have the balance in the custodial account distributed in:

   (a) A single sum payment.

   (b) An annuity contract that provides equal or substantially equal monthly, quarterly, or annual payments over the life of the Depositor.

   (c) An annuity contract that provides equal or substantially equal monthly, quarterly, or annual payments over the joint and last survivor lives of the Depositor and his or her designated beneficiary.

   (d) Equal or substantially equal annual payments over a specified period that may not be longer than the Depositor's life expectancy.

   (e) Equal or substantially equal annual payments over a specified period that may not be longer than the joint life and last survivor expectancy of the Depositor and his or her designated beneficiary.

4. If the Depositor dies before his or her entire interest is distributed to him or her, the entire remaining interest will be distributed as follows:

   (a) If the Depositor dies on or after distribution of his or her interest has begun, distribution must continue to be made in accordance with paragraph 3.

   (b) If the Depositor dies before distribution of his or her interest has begun, the entire remaining interest will, at the election of the Depositor or, if the Depositor has not so elected, at the election of the beneficiary or beneficiaries, either

     (i) Be distributed by the December 31 of the year containing the fifth anniversary of the Depositor's death, or

     (ii) Be distributed in equal or substantially equal payments over the life or life expectancy of the designated beneficiary or beneficiaries starting by December 31 of the year following the year of the Depositor's death. If, however, the beneficiary is the Depositor's surviving spouse, then this distribution is not required to begin before December 31 of the year in which the Depositor would have reached age 70 1/2.

   (c) Except where distribution in the form of an annuity meeting the requirements of Section 408(b)(3) and its related regulations has irrevocably commenced, distributions are treated as having begun on the Depositor's required beginning date, even though payments may actually have been made before that date.

   (d) If the Depositor dies before his or her entire interest has been distributed and if the beneficiary is other than the surviving spouse, no additional cash contributions or rollover contributions may be accepted in the account.

5. In the case of a distribution over life expectancy in equal or substantially equal annual payments, to determine the minimum annual payment for each year, divide the Depositor's entire interest in the custodial account as of the close of business on December 31 of the preceding year by the life expectancy of the Depositor (or the joint life and last survivor expectancy of the Depositor and the Depositor's designated beneficiary, or the life expectancy of the designated beneficiary, whichever applies). In the case of distributions under paragraph 3, determine the initial life expectancy (or joint life and last survivor expectancy) using the attained ages of the Depositor and designated beneficiary as of their birthdays in the year the Depositor reaches age 70 1/2.
In the case of distribution in accordance with paragraph 4(b)(ii), determine life expectancy using the attained age of the designated beneficiary as of the beneficiary's birthday in the year distributions are required to commence.

6. The owner of two or more individual retirement accounts may use the "alternative method" described in Notice 88-38, 1988-1 C.B. 524, to satisfy the minimum distribution requirements described above. This method permits an individual to satisfy these requirements by taking from one individual retirement account the amount required to satisfy the requirement for another.

Article V

1. The Depositor agrees to provide the Custodian with information necessary for the Custodian to prepare any reports required under Section 408(i) and Regulations
Sections 1.408-5 and 1.408-6.

2. The Custodian agrees to submit reports to the Internal Revenue Service and the Depositor as prescribed by the Internal Revenue Service.

Article VI

     Notwithstanding any other articles which may be added or incorporated, the provisions of Articles I through III and this sentence will be controlling. Any additional articles that are not consistent with
Section 408(a) and the related regulations will be invalid.

Article VII

     This Agreement will be amended from time to time to comply with the provisions of the Code and related regulations. Other amendments may be made with the consent of the persons whose signatures appear below.

Article VIII

Section 1 - Investment of Custodial Account

1. The Depositor has the sole authority and discretion, fully and completely, to select and to direct the investment of all assets in the custodial account, but only in the Grand Prix Funds portfolios or any other mutual fund designated by Grand
Prix Funds as a permissible investment alternative.

2. Subject to the right and duty of the Depositor to direct the investments of his or her custodial account, the Custodian shall have full authority and power:

   (a) To invest and reinvest the custodial account in such mutual funds as described in paragraph 1 of this Article VIII;

   (b) To sell, assign, exchange, convey, or otherwise transfer any part or all of the securities or other property of the custodial account, upon such terms and conditions as the Depositor shall direct, and no person dealing with the Custodian shall be bound to see to the application of the purchase money or inquire into the validity, expediency, or propriety of such transactions;

   (c) To sue or defend any suit or legal proceeding by or against the custodial account and to compromise, settle, submit to arbitration, or adjust any suit or legal proceeding, claim, debt, damage, or undertaking due or owing from or to the custodial account, but the Custodian shall not be obligated to take any action which would subject it to expense or liability unless it be first indemnified in an amount and manner satisfactory to it or be furnished with funds sufficient, in its sole judgment, to cover the same;

   (d) To acquire and hold any securities or other property of the custodial account without disclosing its fiduciary capacity, or in the name of any other person, with or without a power of attorney for transfer thereto attached;

   (e) To employ attorneys, accountants, and others as it may deem advisable for the best interest of the custodial account, and to pay their reasonable expenses and compensation out of the custodial account; and

   (f) To make, execute and deliver, as Custodian, any and all instruments in writing necessary or proper for the effective exercise of any of the Custodian's powers as stated herein or otherwise necessary to accomplish the purpose of the custodial account.

3. The following shall constitute charges upon the custodial account and shall be paid by the Custodian out of the custodial account unless, and to the extent, paid by the Depositor:

   (a) All taxes of whatever kind or character that may be imposed, levied or assessed under existing or future laws upon or in respect of the custodial account, or upon the Custodian in its capacity as such, or upon the assets or income of the custodial account;

   (b) All expenses incurred by the Custodian in the performance of its duties hereunder, including the fees of attorneys, accountants and other persons engaged by the Custodian for services in connection with the custodial account; and

   (c) The fees and other compensation of the Custodian for its services hereunder in the amounts agreed upon from time to time by the Depositor and Custodian.

4. The Depositor shall not borrow any money from the custodial account nor pledge any part thereof as security for a loan. Furthermore, neither the Depositor nor the Custodian shall engage, either directly or indirectly, in any of the following transactions:

   (a) The sale or exchange, or leasing, of any property between the custodial account and a Disqualified Person;

   (b) The lending of money or other extension of credit between the custodial account and a Disqualified
Person;

   (c) The furnishings of goods, services or facilities between the custodial account and a Disqualified
Person;

   (d) The transfer to, or use by or for the benefit of, a Disqualified Person of the income or assets of the custodial account;

   (e) An act by a Disqualified Person who is a fiduciary whereby he or she deals with the income or assets of the custodial account in his or her own interest or for his or her own account; or

   (f) Receipt of any consideration for his or her own personal account by any Disqualified Person who is a fiduciary from any party dealing with the custodial account in connection with a transaction involving the income or assets of the custodial account.

     For purposes of this paragraph, "Disqualified
Person" shall have the meaning ascribed to that term under Section 4975(e)(2) of the Code.

Section 2 - Beneficiary Designations

1. At any time and from time to time the Depositor shall have the right to designate one or more beneficiaries to whom distribution of his or her custodial account, or the previously undistributed portion thereof, shall be made in the event of his or her death prior to the complete distribution of his or her custodial account. This right shall extend to the Depositor's surviving spouse in the event he or she dies while receiving distributions under the provisions of Sections 3(e) or 4(b) of Article IV. Any such beneficiary designation shall be deemed legally valid only when submitted fully complete, duly executed, and on a form provided by or acceptable to the Custodian.
Subject to the foregoing sentence,
any such beneficiary designation shall be effective upon receipt by the Custodian. Any such beneficiary designation may be revoked by the Depositor at any time, and shall be automatically revoked upon receipt by the Custodian of a subsequent beneficiary designation or beneficiary designations in valid form bearing a later execution date.

2. In the absence of a valid beneficiary designation on file with the Custodian at the time of the Depositor's death, the Custodian shall, upon receipt of notice of the death of the Depositor supported by a certified copy of the death certificate or other appropriate evidence of the fact of death satisfactory to the Custodian, make distribution of the Depositor's custodial account to the beneficiary or beneficiaries of the Depositor in the following order of preference:

   (a) To the Depositor's surviving lawful spouse; but if no such spouse shall survive the Depositor, then to

   (b) The surviving natural and adoptive children of the Depositor in equal shares per capita and not per stirpes; but if there shall be no such surviving child or children, then to

   (c) The personal representative of the Depositor's estate, provided, however, that the Custodian shall have no duty, obligation, or responsibility to make any inquiry or conduct any investigation concerning the identification, address, or legal status of any individual or individuals alleging the status of beneficiary (designated or otherwise) nor to make inquiry or investigation concerning the possible existence of any beneficiary not reported to the Custodian within a reasonable period after the notification of the Depositor's death (or that of his or her surviving spouse) and previous to the distribution of the custodial account. The Custodian may conclusively rely upon the veracity and accuracy of all matters reported to it by any source ordinarily presumed to be knowledgeable respecting the matters so reported. With respect to any distribution made by reason of the death of the Depositor (or his or her surviving spouse) the Custodian shall have no higher duty than the exercise of good faith, shall incur no liability by reason of any action taken in reliance upon erroneous, inaccurate or fraudulent information reported by any source assumed to be reliable, or by reason of incomplete information in its possession at the time of such distribution. Upon full and complete distribution of the custodial account pursuant to the provisions of this Section, the Custodian shall be fully and forever discharged from all liability respecting such custodial account.

3. Any distribution pursuant to the provisions of this Section may be made in cash or in kind or partly in both, at the sole discretion of the Custodian, and shall be made within 30 days following receipt by the Custodian of information deemed by it sufficient upon which to base such distribution; provided, however, that the Custodian shall incur no liability respecting fluctuations in the value of the custodial account in the event of a delay occasioned by the Custodian's good faith decision to await additional evidence or information bearing on the beneficiary or beneficiaries.

4. Whenever any distribution hereunder is payable to a minor or to a person known by the Custodian to be under a legal disability, the Custodian in its absolute discretion may make all or any part of such distribution to (a) a legal guardian or conservator for such person,
(b) a custodian under the Uniform Transfers to Minors
Act, (c) a parent of such person, or (d) such person directly.

5. Anything to the contrary herein notwithstanding, in the event of reasonable doubt respecting the proper course of action to be taken, the Custodian may in its sole and absolute discretion resolve such doubt by judicial determination which shall be binding on all parties claiming any interest in the custodial account.
In such event all court costs,
legal expenses, reasonable compensation for the time expended by the Custodian in the performance of its duties, and other appropriate and pertinent expenses and costs, shall be collected by the Custodian from the custodial account.

Section 3 - Miscellaneous

1. The Custodian may make further amendments to this Agreement, in order to make said Agreement acceptable in form to the Secretary of the Treasury and the Secretary of Labor, or for any other purpose. Any such amendments shall be effective without the signature of the Depositor to a new Adoption Agreement or IRA
Application and shall, if for the purpose of initially qualifying the custodial account pursuant to the Code, be retroactively effective to the date of the captioned
Agreement. The Custodian will mail a copy of any such amendment to the Depositor.

2. The Custodian shall deliver, or cause to be executed and delivered, to the Depositor all proxies, prospectuses and notices pertaining to securities held in the account. The Custodian shall not vote any such securities except pursuant to written instructions from the Depositor. Any notice sent from the Custodian to the Depositor shall be effective, if sent by mail to the Depositor's last address of record.

3. The Custodian, within 30 days after the close of each calendar year, shall provide the Depositor a record of activity in the custodial account during such year, including the date and the dollar amount of contributions, any earnings on such contributions, the date and dollar amount of any distributions, a beginning balance and an ending balance. The Custodian may meet its recordkeeping and reporting requirements by adopting the records of any investment facility permitted by this Agreement, and it may delegate ministerial duties of keeping such records to such facilities or their managers.

4. Confirmation of transactions and records or statements of activity in the Depositor's custodial account shall be conclusive if the Depositor does not object within 30 days after mailing to the Depositor.
In such case, the Custodian and its officers and employees shall be forever released and discharged from any liability with respect to any claim arising out of any action or omission reflected on such confirmation or record.

5. The Custodian does not guarantee the custodial account from loss or depreciation. The liability of the Custodian to make any payment from the custodial account at any time is limited to the then available assets of the custodial account.

6. Subject to the limitations contained in paragraph 1 of Section 1 of this Article VIII, the Depositor shall have the sole power, right and duty to direct the Custodian from time to time with respect to the investment and reinvestment of the assets of the custodial account. The Custodian shall comply promptly with all such directions, providing such directions are clearly stated in writing executed by the Depositor, and in form acceptable to the Custodian. The Custodian shall not have any duty to inquire into the propriety of any such direction nor into its effect upon the custodial account or the beneficiary or beneficiaries thereof, nor to apply to a court for instructions notwithstanding the fact that the Custodian has, or with reasonable inquiry should have, actual or constructive notice that any action taken or omitted pursuant to, or as a result of, the exercise of such directive power constitutes, or may constitute, a breach of the terms of the custodial account or a violation of any law applicable to the investment of the funds held hereunder. Any such direction so given the Custodian shall be deemed to be continuing until revoked or modified by a subsequent direction in writing, notwithstanding the occurrence of any event or other development of which the Custodian has or should have knowledge. The Custodian shall not be liable or responsible for any loss resulting to the custodial account or to any present or future beneficiary thereof by reason of:

    (a) Any sale or investment made or other action taken pursuant to and in accordance with the direction of the Depositor; or

    (b) The retention of any asset, including cash, the acquisition or retention of which has been directed by the Depositor.

 7. This Agreement shall be binding upon all persons entitled to benefits under the custodial account, their respective heirs and legal representatives, and upon the Custodian and its successors.

 8. Words used in the masculine shall apply to the feminine where applicable, and wherever the context of the Agreement dictates, the plural shall be read as the singular and the singular as the plural.

 9. As the context requires, the term "Depositor" shall be deemed to include any beneficiary of this Account following the death of the Depositor.

10. All questions arising with respect to the provisions of this Agreement shall be determined by application of the laws of the State of Missouri except to the extent federal law supersedes Missouri law. To the extent permitted by law, none of the creditors of the Depositor or any beneficiary shall have any power to execute any levy, lien, assignment, garnishment, alienation, attachment, or other voluntary or involuntary transfer on any of the assets of the IRA;
and all sums payable to the Depositor or any beneficiary shall be free and clear of all liabilities for debts, levies, attachments and proceedings of any kind, at law or in equity.

11. The Custodian shall receive reasonable annual compensation as may be agreed upon from time to time between the Depositor and Custodian. The Custodian shall pay all expenses reasonably incurred by it in its administration from the custodial account unless the Depositor pays the expenses.

12. The Custodian may resign at any time for any reason, upon 60 days' notice in writing to the Depositor and may be removed by the Depositor at any time upon 60 days' notice in writing to the Custodian.
Upon resignation, Grand Prix Funds, Inc. will appoint a successor Custodian. The Depositor or Grand Prix
Funds, Inc. may terminate
this Agreement at any time by giving 60 days' notice filed in a form acceptable to the Custodian. The notice must include designation of a successor
Custodian. The successor Custodian shall satisfy the requirements of Section 408(h) of the Code. The
Custodian shall not be liable for any actions or failures to act on the part of any successor Custodian nor for any tax consequences the Depositor may incur that result from the transfer or distribution of his or her assets pursuant to this Section. If this Agreement is terminated, the Custodian may hold back from the IRA a reasonable amount of money that it believes is necessary to cover any one or more of the following:

     Any fees, expenses or taxes chargeable against the IRA;
     Any penalties associated with the early withdrawal of any savings instrument or other investment in the IRA.

     If the Custodian is merged with another
organization (or comes under the control of any Federal or State agency) or if the Custodian (or any portion which includes the IRA) is bought by another organization, that organization (or agency) shall automatically become the custodian or trustee of the IRA, but only if it is the type of organization authorized to serve as an IRA custodian or trustee. If the Custodian is required to comply with Regulations
Section 1.401-12(n) and it fails to do so, or the Custodian is not keeping the records, making the returns or sending the statements as are required by forms or regulations, the IRS may, after notifying the Depositor, require the Depositor to substitute another custodian.

13. The Custodian shall not be responsible for determining the permissible amount of contributions to the custodial account, or for the amount or timing of distributions from the custodial account, or for any other actions taken at the request of the Depositor. The Depositor shall indemnify and hold the Custodian harmless from any and all liability, claims and expenses arising from any actions taken at the Depositor's request or in connection with this Agreement, except for any liability, claims, or expenses caused by the negligence of the Custodian.

14. The Depositor agrees to pay to the Custodian fees for services performed under this Agreement in an amount specified from time to time by the Custodian.
Such fees may include, but are not limited to, a fee to establish the custodial account and such account's annual maintenance fee. The Custodian shall have the right to change such fees at any time without prior written notice to the Depositor. As soon as practicable after any change in fees, the Custodian shall make available to the Depositor a new fee schedule. All fees may be billed to the Depositor or deducted from the custodial account, at the discretion of the Depositor.
The Custodian shall also be entitled to reimbursement for all reasonable and necessary costs, expenses and disbursements incurred by it in the performance of services in its capacity as Custodian of the custodial account. Such fees and reimbursement shall be paid from the custodial account if not paid directly by the Depositor and shall constitute a lien upon the custodial account until paid.

15. If the Custodian is UMB Bank, n.a., Sunstone
Investor Services, LLC shall be the ministerial agent for the Custodian in the performance of any ministerial duties delegated to it by the Custodian. If any other bank or entity is the Custodian, then Sunstone Investor
Services, LLC shall not be the ministerial agent for any duties of the Custodian unless it agrees in writing with the other Custodian.

16. The Depositor must begin taking required minimum distributions from the custodial account, under Article
IV, on or before the Depositor's required beginning date (April 1 immediately following the end of the calendar year in which the Depositor reaches age 70
1/2). Such distributions will be made only upon the request of the Depositor (or the Depositor's authorized agent, beneficiary, executor or administrator), in such form and manner as is acceptable to the Custodian. For such distributions, life expectancy and joint-life and last-survivor expectancy are calculated based on information provided by the Depositor (or the Depositor's authorized agent, beneficiary, executor or administrator) using the expected return multiples under Treasury Regulations Section 1.72-9. The
Custodian will not be liable for errors in such calculations resulting from its reliance on such information. If any assets held on the Depositor's behalf in a custodial account are transferred directly to a custodian or trustee of another individual retirement account described in IRC Section 408(a) established for the Depositor, it shall be the Depositor's responsibility to ensure that any required minimum distribution required by Article IV is made prior to giving the Custodian such transfer instructions.